Exhibit 10.47

Capital Lease Funding, Inc.
Summary of Compensation to
Independent Directors

2006

Annual cash retainer	$31,000(1)
Committee chair additional retainer	$6,000(2)
Stock award	2,500 shares(3)
Board attendance fee	$1,000 per meeting(4)
Committee attendance fee	$500 per meeting(5)

(1) Except for our chairman, Mr. Ranieri, who receives $150,000.

(2) Except for our audit committee chair, who receives $10,000.

(3) Except for our audit committee chair, who receives 3,250 shares. All awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

(4) $500 fee if attended by teleconference.

(5) Committee attendance fees are not paid for meetings held on the same day as a Board meeting.